Exhibit 10.17
America Service Group Inc. (the “Company”)
Summary of Director and Executive Officer Compensation
I.	DIRECTOR COMPENSATION. Directors who are employees of, or paid consultants to, the Company do not receive additional compensation for serving as directors of the Company. The following table sets forth current rates of cash compensation for the Company’s non-employee directors.

Annual retainer	$30,000
Board meeting attendance fee	$1,500
Audit Committee Chair annual retainer	$15,000
Audit Committee meeting fee for all Audit Committee meetings held on a date other than a Board meeting date	$2,500
Corporate Governance and Nominating Committee Chair, Incentive Stock and Compensation Committee Chair and Ethics and Quality Assurance Committee Chair annual retainer	$5,000
Committee meeting fee for all committee meetings other than Audit Committee held on a date other than a Board meeting date	$1,000
     The Board compensation program provides that each new Director (as defined by the Amended and Restated 1999 Incentive Stock Plan) upon election to the Board receive 10,000 restricted shares of the Company’s common stock. Under the terms of the restricted shares, each new Director shall have the right, among other rights, to receive cash dividends on all of the shares and to vote such shares unless the Director’s right to such shares is forfeited. These shares become nonforfeitable in equal annual installments over four years beginning on the first anniversary of the date the shares are issued.
     In addition, the Board compensation program provides that each non-employee director will receive 1,500 restricted shares of the Company’s common stock on an annual basis. Each non-employee director shall have the right, among other rights, to receive cash dividends on all of these shares and to vote such shares until the non-employee director’s right to such shares is forfeited or becomes nonforfeitable. These shares become nonforfeitable in equal annual installments over three years beginning on the first anniversary of the date the shares are issued.
II.	EXECUTIVE OFFICER COMPENSATION. The following table sets forth the current annual base salaries provided to the Company’s Chief Executive Officer and most highly compensated executive officers.

Executive Officer	Current Salary
Michael Catalano	$550,000
Richard Hallworth	330,000
Michael W. Taylor	300,000
Lawrence H. Pomeroy	250,000

     In addition to their base salaries, the Company’s Chief Executive Officer and most highly compensated executive officers are also eligible to:
•	receive cash bonuses under the Company’s Annual Incentive Compensation Plan, which has been filed at Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 11, 2006.
•	participate in the Company’s long-term incentive program, which currently involves the award of stock options pursuant to the Company’s Amended and Restated 1999 Incentive Stock Plan;
•	participate in the Company’s broad-based benefit programs generally available to its salaried employees, including health, disability and life insurance programs, 401(k) Plan and Employee Stock Purchase Plan.